Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson
818.676.6978
david.w.olson@healthnet.com

Michael Engelhard
818.676.7620
michael.engelhard@healthnet.com

HEALTH NET REPORTS SECOND QUARTER 2004 NET INCOME

OF $.36 PER DILUTED SHARE

Results Include $17.4 Million Severance and

Related Benefits Charge; Administrative Ratio Improves

LOS ANGELES, August 3, 2004 – Health Net, Inc. (NYSE: HNT) today announced 2004 second quarter net income per diluted share of $.36 compared with $.63 in the second quarter of 2003.

Included in these results is the full effect of a $17,402,000 pretax charge, or approximately $.09 per diluted share after tax, for severance and related benefits associated with the workforce reduction commenced in the second quarter of 2004.

Health Net reported net income of $41,366,000 in the second quarter of 2004 compared to net income of $74,784,000 in the second quarter of 2003 and $15,012,000 in the first quarter of 2004. The year-over-year decline in net income was primarily the result of higher health care costs. The sequential improvement in net income was primarily the result of lower reported health care costs.

“This quarter demonstrated that we made significant progress as we strive to get back on track. We believe strengthened medical management practices and new provider contracting strategies are starting to have an impact on health care cost trends. We are especially pleased with the reduction in the administrative expense ratio, a result of our intense focus on these costs,” said Jay Gellert, president and chief executive officer of Health Net. “Achieving our goals in the quarter reinforces our confidence for the balance of the year. In addition, our Health Net One project is meeting the new deadlines established earlier this year and is on schedule for completion in the middle of 2005.”

Positive developments for the second quarter of 2004 included:

•	Health Net’s Administrative Ratio was 9.4 percent, a 90 basis point improvement compared to the second quarter of 2003, and 60 basis points lower than the first quarter of 2004, its lowest level in the last 10 years. General, administrative and depreciation expenses fell by $16,800,000, or 7.0 percent, from the first quarter of 2004;

•	A Debt-to-Total Capital ratio of 22.6 percent, below the company’s target of 30 percent and down from 23.9 percent at the end of the first quarter of 2004;

•	The Government contracts cost ratio improved by 40 basis points to 95.0 percent, compared with the first quarter of 2004, as the TRICARE program continues to perform well; and

•	Days claims payable increased by 1.4 days sequentially to 46.6 days in the second quarter of 2004. The company noted that it paid $150 million more in claims in second quarter of 2004 compared with the second quarter of 2003.

Revenues

Health Net’s total revenues rose 6.0 percent in the second quarter of 2004 to $2,918,815,000 from $2,752,662,000 in the second quarter of 2003. Health plan services revenue climbed 6.2 percent to $2,398,943,000 in the second quarter of 2004 compared to $2,259,867,000 in the second quarter of 2003.

Health plan services revenue gains were the result of higher commercial and Medicare premium yields across the company’s health plans. The overall premium yield per member per month (PMPM), including commercial, Medicare and Medicaid enrollment, in the second quarter of 2004 rose 7.7 percent compared to the same period in 2003.

“Premium yields on our commercial business in the major plans were up approximately 9 percent compared with the second quarter of 2003, when adjusted for benefit changes at a single large account in the Northeast and product mix changes,” Gellert explained. “While premium yield increases have been below health care cost increases in the first half of this year, our focused price increases in all markets should reverse this relationship in the second half of the year.”

Small Group and Individual enrollment was up 3.1 percent in the second quarter of 2004 compared with the second quarter of 2003. The rate of growth in this segment is slowing as a result of disciplined pricing. Overall commercial enrollment, excluding Pennsylvania – a market that the company exited in the fourth quarter of 2003 – increased by more than 9,600 members compared with the second quarter of 2003. Medicare enrollment was flat while Medicaid enrollment declined as a result of tightened eligibility requirements in California. The company noted that it began a new Medicaid contract for Kern County in California on July 1, which will add approximately 30,000 Medicaid members in the third quarter of 2004.

In the second quarter of 2004, Health Net’s Government contracts revenue rose 8.3 percent from the second quarter of 2003, reaching $504,317,000. This increase was due to the effects on the TRICARE program from the nation’s ongoing heightened military activity.

“Our TRICARE operations continue to perform well. The implementation work on our new TRICARE contract for the North region is on schedule. We began health care delivery in a portion of the new North region on July 1. We will begin delivery on the remainder of the contract on September 1,” Gellert noted.

Other income decreased by $10,967,000 in the second quarter of 2004 compared to the second quarter of 2003, primarily due to lost revenue from the sale of the company’s Employer Services division in the third quarter of 2003.

In the second quarter of 2004, net investment income was $13,818,000, a decrease of $546,000 from the second quarter of 2003.

Health Care Costs

Overall PMPM health plan health care costs rose by 10.7 percent in the second quarter of 2004 compared with the second quarter of 2003.

“Our physician and pharmacy cost increases were very modest and consistent with our expectations. Inpatient and outpatient hospital costs rose year-over-year and, while they remain the number one health care cost issue, there are encouraging signs that the rate of growth is slowing,” Gellert said.

The Government contracts cost ratio improved by 20 basis points to 95.0 percent for the second quarter of 2004 compared to the second quarter of 2003.

Administrative Expenses

In the second quarter of 2004, Health Net’s administrative ratio (G&A plus depreciation) was 9.4 percent, a 90 basis point improvement compared to the second quarter of 2003. Total general, administrative and depreciation expenses were $224,668,000 in the second quarter of 2004. The administrative ratio was lower in the second quarter of 2004 as compared to the second quarter of 2003 due to ongoing efficiency improvements and the divestiture of the company’s Employer Services division in October 2003.

Sequentially, there was a 60 basis point improvement compared with the first quarter of 2004, reflecting a continued focus on administrative expense control and modest benefits from the workforce reduction.

The company recorded a $17,402,000 pretax charge in the second quarter of 2004 for severance and related benefits expenses. “We believe that the reduction in force that began in the second quarter of 2004 will produce benefits in ongoing administrative expense reductions for the next several quarters,” Gellert said.

Health Net’s selling expenses increased by $3,193,000 to $59,993,000 in the second quarter of 2004 compared with $56,800,000 in the same period in 2003, consistent with the growth in broker-driven segments such as Small Group. The selling costs ratio was 2.5 percent for the second quarter of 2004, equal to the same period last year.

Balance Sheet Highlights

Cash and investments as of June 30, 2004 were $1,620,787,000 compared with $1,726,803,000 as of March 31, 2004.

The TRICARE receivable increased by $7,923,000 from the end of the first quarter of 2004 to $128,960,000 as of June 30, 2004, consistent with expectations surrounding the contract transitions.

Debt decreased by $22,383,000 from March 31, 2004, primarily as a result of the company entering into an interest rate swap contract in February of 2004 that caused a corresponding increase in noncurrent liabilities. Interest expense was $1,134,000 lower in the second quarter of 2004 compared to the first quarter of 2004 as a result of the swap arrangement.

Reserves for claims and other settlements decreased by $26,416,000 to $1,042,831,000 as of the end of the second quarter of 2004 versus the end of the first quarter of 2004. This lower reserve level reflects lower enrollment levels and faster claims payments. The company paid approximately $150 million more in claims in the second quarter of 2004 than it did in the second quarter of 2003. Days claims payable increased to 46.6 days for the second quarter of 2004, compared with 45.2 days for the first quarter of 2004, but declined by 6 days compared to the second quarter of 2003, a direct result of the substantially higher level of paid claims. The amount of Incurred But Not Reported (IBNR) reserves at the end of the second quarter of 2004 per member remained equal to the levels recorded as of the end of the first quarter of 2004.

“We are maintaining a cautious reserving posture until we are absolutely certain that the increase in claims payments reflect faster payment cycles we instituted earlier this year,” Gellert added. “Based on the second quarter’s results, we believe that the claims processing acceleration is the underlying cause of the higher level of paid claims.”

Cash Flow

Cash flow provided by operations in the second quarter of 2004 amounted to $12,514,000 compared to cash flow provided by operations of $29,944,000 in the second quarter of 2003. As noted in previous releases, cash flow from operations for 2004 is expected to be down from prior years due to the effects of the transition to the new TRICARE contract.

Health Net repurchased 127,800 shares of its common stock in the second quarter of 2004 under its stock repurchase program announced in May 2002. Health Net has repurchased 17,807,155 shares under the stock repurchase program at an average price of $27.20 through June 30, 2004.

Outlook

The company continues to believe that earnings within a range of $2.15 to $2.50 per diluted share for the full year of 2004 are achievable, excluding the effects of the severance and other benefits charges. Further, Health Net believes that earnings between $.67 to $.77 per diluted share in the third quarter of 2004, excluding the effects of severance and other benefits charges, are achievable. The company’s outlook described in this paragraph is based on currently available information.

Conference Call

As previously announced, Health Net will discuss the company’s second quarter results during a conference call with investors on Tuesday, August 3, 2004, at approximately 11:00 a.m. EDT. To listen to the call, please dial 719.457.2692, code 563724. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. The replay of the conference call will be available following the call on Tuesday, August 3, 2004 through Saturday, August 7, 2004, by dialing 719.457.0820, code 563724. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2003, Quarterly Report on Form 10-Q for the first quarter ended March 31, 2004, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 5.2 million individuals in 14 states through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,”

“expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, trends in medical care ratios, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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[Five pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share and ratio data)

	Second Quarter Ended June 30, 2003	Third Quarter Ended September 30, 2003		Fourth Quarter Ended December 31, 2003		First Quarter Ended March 31, 2004		Second Quarter Ended June 30, 2004
REVENUES:
Health plan services premiums	$2,259,867	$2,300,807		$2,295,217		$2,404,355		$2,398,943
Government contracts	465,727	482,276		464,214		503,948		504,317
Net investment income	14,364	17,777		14,212		15,201		13,818
Other income	12,704	15,863		5,989		1,248		1,737

Total revenues	2,752,662	2,816,723		2,779,632		2,924,752		2,918,815

EXPENSES:
Health plan services	1,888,966	1,890,408		1,876,274		2,107,087		2,062,277
Government contracts	443,549	464,295		448,162		480,905		478,927
General and administrative	219,942	236,723		231,814		231,485		214,244
Selling	56,800	62,562		59,021		63,577		59,993
Depreciation	14,453	13,561		12,878		9,983		10,424
Amortization	669	669		767		606		606
Interest	9,769	9,763		9,841		8,438		7,304

	2,634,148	2,677,981		2,638,757		2,902,081		2,833,775
Asset impairments	—	—		16,409	(b)	—		—
Severance and related benefits	—	—		—		—		17,402 (e)
Gain on sale of businesses	—	—		(18,901	)(c)	(1,875	)(d)	—

Total expenses	2,634,148	2,677,981		2,636,265		2,900,206		2,851,177

Income from continuing operations before income taxes	118,514	138,742		143,367		24,546		67,638
Income tax provision	43,730	51,930		54,018		9,534		26,272

Income from continuing operations	74,784	86,812		89,349		15,012		41,366

Discontinued operations:
Loss on settlement from disposition, net of tax	—	(89,050	)(a)	—		—		—

Net income (loss)	$74,784	$(2,238)		$89,349		$15,012		$41,366

Basic earnings (loss) per share:
Income from continuing operations	$0.64	$0.75		$0.79		$0.13		$0.37
Loss on settlement from disposition, net of tax	—	(0.77)		—		—		—

Net	$0.64	$(0.02)		$0.79		$0.13		$0.37

Diluted earnings (loss) per share:
Income from continuing operations	$0.63	$0.74		$0.77		$0.13		$0.36
Loss on settlement from disposition, net of tax	—	(0.76)		—		—		—

Net	$0.63	$(0.02)		$0.77		$0.13		$0.36

Weighted average shares outstanding:
Basic	116,446	115,122		113,515		112,600		112,574
Diluted	118,631	117,827		115,943		114,342		113,460
Ratios:
Health plan services MCR	83.6%	82.2%		81.7%		87.6%		86.0%
Government contracts cost ratio	95.2%	96.3%		96.5%		95.4%		95.0%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.3%	10.8%		10.6%		10.0%		9.4%
Selling costs ratio (Selling costs / HP serv rev)	2.5%	2.7%		2.6%		2.6%		2.5%
Days claims payable	52.6	50.4		49.4		45.2		46.6

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004	June 30, 2004
ASSETS
Current Assets
Cash and cash equivalents	$788,296	$727,377	$860,871	$684,782	$467,565
Investments - available for sale	955,401	1,001,840	1,082,789	1,042,021	1,153,222
Premiums receivable, net	184,239	137,485	144,968	186,178	151,619
Amounts receivable under government contracts	92,982	135,570	90,928	121,037	128,960
Reinsurance and other receivables	114,327	127,562	105,074	94,469	93,920
Deferred taxes	60,081	89,367	43,008	40,827	40,652
Other assets	95,654	80,963	84,842	92,404	103,907

Total current assets	2,290,980	2,300,164	2,412,480	2,261,718	2,139,845
Property and equipment, net	198,502	198,848	190,900	186,700	186,570
Goodwill, net	762,066	762,066	729,506	723,595	723,595
Other intangible assets, net	21,129	20,524	19,918	19,313	21,505
Deferred taxes	15,270	21,289	44,769	41,409	41,868
Other noncurrent assets	168,077	148,067	151,703	214,894	282,258

Total Assets	$3,456,024	$3,450,958	$3,549,276	$3,447,629	$3,395,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,079,748	$990,333	$1,024,550	$1,069,247	$1,042,831
Health care and other costs payable under government contracts	236,935	257,048	256,009	233,331	216,816
Unearned premiums	73,905	81,682	178,115	95,614	85,894
Accounts payable and other liabilities	281,732	435,176	315,031	272,000	254,453

Total current liabilities	1,672,320	1,764,239	1,773,705	1,670,192	1,599,994
Senior notes payable	398,892	398,928	398,963	406,603	384,220
Other noncurrent liabilities	63,246	65,893	82,383	78,958	95,243

Total Liabilities	2,134,458	2,229,060	2,255,051	2,155,753	2,079,457

Stockholders’ Equity
Common stock and additional paid-in capital	760,430	770,514	789,392	794,602	798,432
Restricted common stock	6,229	5,885	5,885	6,027	5,855
Unearned compensation	(5,278)	(4,507)	(3,995)	(3,624)	(3,121)
Treasury common stock, at cost	(413,918)	(517,064)	(549,102)	(577,484)	(580,634)
Retained earnings	964,665	962,427	1,051,776	1,066,788	1,108,154
Accumulated other comprehensive income (loss)	9,438	4,643	269	5,567	(12,502)

Total Stockholders’ Equity	1,321,566	1,221,898	1,294,225	1,291,876	1,316,184

Total Liabilities and Stockholders’ Equity	$3,456,024	$3,450,958	$3,549,276	$3,447,629	$3,395,641

Debt-to-Total Capital Ratio	23.2%	24.6%	23.6%	23.9%	22.6%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Second Quarter Ended June 30, 2003	Third Quarter Ended September 30, 2003	Fourth Quarter Ended December 31, 2003	First Quarter Ended March 31, 2004	Second Quarter Ended June 30, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$74,784	$(2,238)	$89,349	$15,012	$41,366
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	15,122	14,230	13,645	10,589	11,030
Gain on sale of businesses	—	—	(18,901)	(1,875)	—
Asset impairments	—	—	16,409	—	—
Other changes	1,842	1,351	270	(898)	1,518
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	(59,631)	54,531	87,769	(130,211)	24,839
Other assets	(28,065)	16,942	27,944	4,718	515
Amounts receivable/payable under government contracts	51,000	(22,475)	43,603	(52,787)	(24,438)
Reserves for claims and other settlements	(24,974)	(89,415)	37,154	42,962	(26,416)
Accounts payable and other liabilities	(134)	106,722	(117,256)	(42,085)	(15,900)

Net cash provided by (used in) operating activities	29,944	79,648	179,986	(154,575)	12,514

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	107,591	127,622	32,243	125,015	65,320
Maturities of investments	113,105	143,532	121,944	112,345	84,102
Purchases of investments	(249,283)	(306,732)	(259,912)	(186,289)	(284,446)
Purchases of property and equipment	(15,060)	(13,891)	(12,435)	(5,853)	(10,045)
Cash received from the sale of businesses	—	—	90,316	11,026	—
Purchases of restricted investments and other	(14,317)	4,650	(4,685)	(49,279)	(84,552)

Net cash (used in) provided by investing activities	(57,964)	(44,819)	(32,529)	6,965	(229,621)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	15,187	7,414	12,798	4,785	3,040
Proceeds from other financing arrangements	5,680	—	—	—	—
Repurchases of common stock	(68,092)	(103,146)	(26,761)	(33,264)	(3,150)
Repayment of debt and other noncurrent liabilities	(5,799)	(16)	—	—	—

Net cash used in financing activities	(53,024)	(95,748)	(13,963)	(28,479)	(110)

Net (decrease) increase in cash and cash equivalents	(81,044)	(60,919)	133,494	(176,089)	(217,217)

Cash and cash equivalents, beginning of period	869,340	788,296	727,377	860,871	684,782

Cash and cash equivalents, end of period	$788,296	$727,377	$860,871	$684,782	$467,565

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Loss on settlement from disposition of discontinued operations of $89.1 million, net of tax of $47.9 million, related to the settlement of a lawsuit arising from our 1998 sale of certain of our workers’ compensation subsidiaries.

(b)	Pretax impairment charges for buildings held for sale of $2.6 million and our investment in CSMS IPA connectivity services of $13.8 million.

(c)	Pretax $18.9 million gain on the sales of our Employers Services, Dental and Vision subsidiaries.

(d)	Pretax $1.9 million gain on the sales of our Subacute subsidiaries.

(e)	Pretax severance and related benefit costs of $17.4 million related to involuntary workforce reduction announced in May 2004.

HEALTH NET, INC.

Medical Covered Lives at June 30, 2004

(in Thousands)

	Commercial- Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	06/04	03/04	06/03	06/04	03/04	06/03	06/04	03/04	06/03	06/04	03/04	06/03	06/04	03/04	06/03
Arizona	71	70	72	54	52	46	125	122	119	—	—	—	125	122	119
California	1,170	1,194	1,145	515	524	494	1,685	1,718	1,639	3	3	2	1,688	1,721	1,641
Connecticut	200	202	227	44	44	49	244	246	276	51	52	58	296	298	334
New Jersey	122	133	147	135	147	144	257	279	291	18	18	19	274	297	309
New York	156	157	157	112	114	114	268	271	272	6	7	10	274	277	281
Oregon	95	91	83	33	31	18	128	121	101	—	—	—	128	121	101
Pennsylvania	—	—	28	—	—	—	—	—	28	—	—	—	—	—	28

Total	1,815	1,846	1,859	893	912	866	2,707	2,758	2,725	79	79	89	2,786	2,837	2,814

Year over Year		(2)%			3%			(1)%			(11)%			(1)%
Sequential		(2)%			(2)%			(2)%			(1)%			(2)%

	Medicare Risk			Medicaid			Health Plan Total
	06/04	03/04	06/03	06/04	03/04	06/03	06/04	03/04	06/03
Arizona	36	36	37	—	—	—	161	158	156
California	97	98	101	662	691	726	2,447	2,510	2,468
Connecticut	27	27	28	96	98	106	419	423	468
New Jersey	—	—	—	44	44	48	318	341	357
New York	5	5	6	—	—	—	280	283	287
Oregon	5	3	0	—	—	—	133	124	101
Pennsylvania	—	—	—	—	—	—	—	—	28

Total	170	169	172	803	833	880	3,758	3,840	3,865

Year over Year		(1)%			(9)%			(3)%

Sequential		0%			(4)%			(2)%

	06/04	06/03	Year Over Year
TRICARE**
Active Duty Dependents	664	671	(1)%
Retirees	813	807	1%

Total TRICARE	1,477	1,478	(0)%

*	Commercial Large Group includes Medicare Supplement
**	Best estimate based on available government data